Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:	Michael Trevino
(847) 402-5600

Allstate Announces Next Steps in Leadership Succession Plan

George E. Ruebenson to succeed Thomas J. Wilson as Allstate Protection President
 Related management changes enhance organizational effectiveness

Northbrook, Ill., Oct. 9, 2006 — The Allstate Corporation today announced the next step in the company’s leadership succession plan.  George E. Ruebenson, currently senior vice president for the Property-Casualty Claim Service Organization (P-CCSO) of Allstate Insurance Company and a member of Allstate’s senior management team, will succeed Thomas J. Wilson as president of Allstate Protection at the end of 2006.  As previously announced, Wilson will become chief executive officer of The Allstate Corporation when current Chairman and Chief Executive Officer Edward M. Liddy steps down as CEO at the end of the year.

Allstate Protection combines the property and casualty offerings of Allstate, as well as EncompassSM and Deerbrook® Insurance, which are sold through Allstate and independent agencies, respectively.

“For more than 11 years, Ed Liddy and I have worked side-by-side to successfully transform Allstate into an insurance and financial services company focused on the needs of customers and ready to compete in the 21st century,” said Wilson.  “In his new role as leader of Allstate Protection, George will build upon our successful strategy to achieve even greater customer innovation and operating performance.”

Ruebenson, 58, joined Allstate in 1970, holding a variety of key positions in the field and Allstate’s home office. In 2000, Ruebenson was named vice president for P-CCSO, which is the 17,000 person claim organization responsible for serving all of Allstate’s property and casualty customers. He became a member of Allstate’s senior management team as senior vice president in 2003. During his tenure with P-CCSO, his team has improved both customer and agency satisfaction and bettered most major competitors with respect to claim expense ratio.

“This leadership transition is part of the company’s well-planned succession strategy, further demonstrating our deep management bench,” said Ed Liddy. “George has served Allstate and its protection business in numerous key leadership positions and has extensive knowledge of both our company and the industry. His experience makes him ideally suited to drive the continued growth and success of our protection business.”

NEWS

“I’m truly honored to be chosen as Tom Wilson’s successor and the leader of Allstate Protection,” said Ruebenson.  “I’m looking forward to the opportunity to build on the successful strategy initiated by Ed and Tom.  I’m dedicated to continuing to improve the customer experience and delivering profitable growth, and will work closely with the talented members of the Allstate Protection team to achieve those goals.”

In associated announcements, Allstate named Michael J. Roche, currently senior vice president for Allstate Protection Technology, to replace Ruebenson as the head of the Allstate P-CCSO. Roche will report to Ruebenson. Fred Cripe, group vice president of product operations, is being promoted to senior vice president and will become a member of the senior management team and will report to Ruebenson. Allstate Protection Technology, currently reporting to Roche, will merge with Enterprise Technology and report to Catherine Brune, senior vice president and chief information officer.  Brune will continue to report to the Allstate CEO. Lastly, Joseph V. Tripodi, senior vice president and chief marketing officer, will report to Tom Wilson in his new role of CEO. Previously, Tripodi reported to the president of Allstate Protection.

Commenting on these announcements, Wilson said, “This is a great team of experienced executives with a proven track record of success. It is a testament to the breadth and depth of our management team at all levels of the company. The commitment of these leaders to Allstate and our customer-centric growth strategy gives me great confidence in our future.”

Now celebrating the 75th anniversary of the founding of Allstate Insurance Company, The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in approximately 17 million households protect what they have today and better prepare for tomorrow through approximately 14,100 exclusive agencies and financial professionals in the U.S. and Canada.  Customers can access Allstate products and services such as auto insurance and homeowners insurance through Allstate agencies, or in select states at allstate.com and 1-800 Allstate®. Encompass and Deerbrook Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers.

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